Exhibit 99.1

Westwood Holdings Group, Inc. Reports First Quarter 2009 Results and Declares Quarterly Dividend

First Quarter Asset Inflows Offset Market Decline; Assets Under Management Remain at Year-end 2008 Level of $7.2 Billion

DALLAS--(BUSINESS WIRE)--April 21, 2009--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2009 first quarter revenues of $8.2 million, net income of $1.2 million and earnings per diluted share of $0.19. This compares to revenues of $9.1 million, net income of $2.0 million and earnings per diluted share of $0.31 in the first quarter of 2008. Cash earnings for the first quarter of 2009 were $2.7 million compared to $3.2 million for the first quarter of 2008. Cash earnings per share (“Cash EPS”) for the first quarter of 2009 were $0.41 per diluted share compared to $0.50 per diluted share for the first quarter of 2008. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Brian Casey, Westwood’s President & CEO commented, “Despite the very tough market conditions encountered in the first quarter, we were able to maintain year-end asset levels primarily due to strong inflows. Our business model, with its transparent, employee/shareholder partnership, allows for continued stability during a period of extreme volatility. While many firms have had to cut their dividend and reduce headcount, our Board today declared a dividend that maintains an annual rate of $1.20 per share. In addition, over the past twelve months, we have added eight employees, which we believe enhance our team’s capabilities and capacity to support the long-term success of the firm. Investments over the past three years to build our own family of mutual funds, the WHG Funds, have proven to be very rewarding. Our relative performance has been excellent and we have experienced steady inflows. In a decidedly negative quarter for equity markets, assets under management in the WHG Funds increased 13% during the first quarter compared to year-end 2008 assets. We believe that the current market upheaval creates many opportunities for firms like Westwood that are client-focused, financially secure, ethically strong and with a demonstrated track record over many market cycles. We are committed to delivering superior investment results, serving our clients attentively and seeking opportunities to grow our business successfully.”

Assets under management were $7.2 billion as of March 31, 2009, a 4% decrease versus assets under management of $7.5 billion at March 31, 2008. Average assets under management for the first quarter were $7.2 billion, a decrease of 6% compared with $7.7 billion for the first quarter of 2008. The year-over-year decrease in period ending assets under management was primarily due to market depreciation. Primarily as a result of lower average assets under management, revenues declined by 10% versus the first quarter of 2008.

Total expenses for the first quarter were $6.3 million compared with $6.1 million for the first quarter of 2008. Cash expenses for the first quarter were $4.8 million compared with $4.9 million for the first quarter of 2008. (An explanation and reconciliation of cash expenses to total expenses is included in the attached tables.) The primary drivers of the increase in total expenses were: an increase of $274,000 in non-cash restricted stock expense due to additional restricted stock grants made in February 2009 and 2008 as well as the higher price at which these shares were granted compared to prior grants; an increase of $187,000 in salary expense due to increased headcount; and an increase in WHG mutual funds expense of $143,000 due primarily to expenses related to future opportunities for additional mutual fund assets that we believe will be realized later in 2009. These increases were offset by a decrease in incentive compensation expense of $435,000 due to lower pretax income and a $112,000 decrease in financial advisory expense at Westwood Trust due to lower subadvised assets under management.

Westwood Trust contributed revenue of $2.4 million and net income of $319,000 in the first quarter of 2009, compared to revenue of $2.8 million and net income of $427,000 in the first quarter of 2008. Westwood Trust’s assets under management as of March 31, 2009 were $1.5 billion, a decrease of 14% versus $1.7 billion as of March 31, 2008. The decrease in assets under management was primarily due to market depreciation, partially offset by net inflows from new and existing clients.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, held $285 million in assets under management as of March 31, 2009, an increase of approximately 15% versus March 31, 2008. WHG SMidCap and WHG Income Opportunity are currently rated by Morningstar, Inc. as 5-stars and 4-stars, respectively. The WHG LargeCap Value and WHG Balanced funds will be rated by Morningstar when they complete their three year track record later this year.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per common share payable on July 1, 2009 to stockholders of record on June 15, 2009.

Westwood will host a conference call to discuss the 2009 first quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through April 28 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 244122.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate and public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit the Funds’ website at www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; our ability to realize potential performance-based advisory fees; competition in the marketplace; downturns in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the three month period ended March 31, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to release publicly any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2009	2008
REVENUES:
Advisory fees - asset based	$6,130	$6,390
Trust fees	2,421	2,748
Other revenues, net	(334)	(11)
Total revenues	8,217	9,127

EXPENSES:
Employee compensation and benefits	4,694	4,662
Sales and marketing	130	137
WHG mutual funds	177	35
Information technology	310	261
Professional services	395	448
General and administrative	582	571
Total expenses	6,288	6,114
Income before income taxes	1,929	3,013
Provision for income taxes	699	1,058
Net income	$1,230	$1,955

Earnings per share:
Basic	$0.20	$0.32
Diluted	$0.19	$0.31

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of March 31, 2009 and December 31, 2008
(in thousands, except par value and share amounts)

	March 31,
	2009	December 31,
	(unaudited)	2008
ASSETS
Current Assets:
Cash and cash equivalents	$2,539	$3,498
Accounts receivable	3,903	12,638
Investments, at market value	31,604	28,152
Deferred income taxes	2,392	1,781
Other current assets	789	700
Total current assets	41,227	46,769
Goodwill	2,302	2,302
Deferred income taxes	492	934
Property and equipment, net of accumulated depreciation of $1,294 and $1,234	773	842
Total assets	$44,794	$50,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$717	$1,105
Dividends payable	2,150	2,087
Compensation and benefits payable	1,923	7,052
Income taxes payable	541	1,359
Other current liabilities	10	9
Total current liabilities	5,341	11,612
Deferred rent	402	441
Total liabilities	5,743	12,053
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,284,727 and outstanding 7,166,938 shares at March 31, 2009; issued 7,052,727 and outstanding 6,958,238 shares at December 31, 2008	73	71
Additional paid-in capital	39,502	37,458
Treasury stock, at cost – 117,789 shares at March 31, 2009; 94,489 shares at December 31, 2008	(4,369)	(3,500)
Retained earnings	3,845	4,765
Total stockholders’ equity	39,051	38,794
Total liabilities and stockholders’ equity	$44,794	$50,847

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the three months
	ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,230	$1,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59	57
Unrealized (gains) and losses on investments	379	193
Restricted stock amortization	1,483	1,209
Deferred income taxes	(169)	-
Excess tax benefits from stock-based compensation	(471)	(430)
Net purchases of investments – trading securities	(3,756)	(37)
Change in operating assets and liabilities:
Accounts receivable	8,735	2,917
Other assets	(178)	(37)
Accounts payable and accrued liabilities	(388)	(66)
Compensation and benefits payable	(5,129)	(3,050)
Income taxes payable	(255)	(495)
Other liabilities	70	74
Net cash provided by operating activities	1,610	2,290

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(16,640)	(1,353)
Sales of money market funds – available for sale	16,565	651
Purchase of property and equipment	(9)	(32)
Net cash used in investing activities	(84)	(734)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(869)	(802)
Excess tax benefits from stock-based compensation	471	430
Cash dividends	(2,087)	(1,702)
Net cash used in financing activities	(2,485)	(2,074)

NET DECREASE IN CASH	(959)	(518)
Cash and cash equivalents, beginning of period	3,498	4,560
Cash and cash equivalents, end of period	$2,539	$4,042

Supplemental cash flow information:
Cash paid during the period for income taxes	$1,124	$1,554
Issuance of restricted stock	7,120	6,552
Tax benefit allocated directly to equity	563	526

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,		%
	2009	2008	Change
Net Income	$1,230	$1,955	(37)%
Add: Restricted stock expense	1,483	1,209	23
Cash earnings	$2,713	$3,164	(14)

Diluted weighted average shares	6,558,722	6,359,193	3
Cash earnings per share	$0.41	$0.50	(18)

Total expenses	$6,288	$6,114	3
Less: Restricted stock expense	(1,483)	(1,209)	23
Cash expenses	$4,805	$4,905	(2)%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900